Exhibit 10.2

American Healthways, Inc. (the “Company”)

Summary of 2005 Incentive Bonus Plan

Under the Company’s 2005 Incentive Bonus Plan (the “2005 Plan”), all of the Company’s employees, including its Named Executive Officers, are eligible for performance-based awards if the Company attains its targeted performance goals. All performance-based awards will be payable in cash. The Compensation Committee of the Company’s Board of Directors approved the bonus criteria under the 2005 Plan. For fiscal year 2005, awards made under the 2005 Plan will be predicated on achieving targeted earnings per share as well as meeting certain individual qualitative goals and objectives, as determined by the Compensation Committee of the Board of Directors. Under the 2005 Plan, in the event minimum earnings per share targets are met, the Named Executive Officers may receive awards up to 60% of their base salary. However, in the event the Company’s performance materially exceeds its targeted earnings per share and the Named Executive Officer meets his or her individual goals and objectives, awards to Named Executive Officers could exceed 60% of their base salary.